Exhibit 4.4.11

$500,000 PROMISORY NOTE

$500,000.00	San Diego, California Effective August 2, 2005

PROMISE TO PAY. SYNBIOTICS CORPORATION, a California corporation, (“Borrower”) promises to pay to JERRY L. RUYAN (“Lender”), or order, in lawful money of the United Sates of America, the principal amount of Five Hundred Thousand Dollars ($500,000.00) together with interest accrued on the outstanding principal balance of this Promissory Note (this “Note”) from the date of this Note at the rate specified below.

Principal payment. Borrower will pay the principal amount of this Note and accrued interest as follows:

(a)	Seventy- two (72) blended payments of principal and interest of Eight Thousand Five Hundred Eighty Four and 65/100 Dollars ($8,584.65) each due on the 1st day of each month beginning September 1, 2005.

(b)	All unpaid principal and interest shall be due and payable in full on August 1, 2011.

PAYMENTS. Borrower will pay Lender at Lender’s address shown below or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and any late charges, then to any unpaid interest, and any remaining amount to principal.

Mail payments to: Jerry L. Ruyan c/o Redwood Holdings, LLC, 9468 Montgomery Road, Cincinnati, Ohio 45242.

FIXED INTEREST RATE. The interest rate on the Note is 7.25% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than the Maximum rate allowed by applicable law.

PREPAYMENT.

A.	Optional Prepayment. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

B.	Application of Prepayments. Prepayments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, all prepayments will reduce the principal payments required under this Note in the inverse order that such payments are due hereunder

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

DEFAULT. Borrower will be in default if any of the following happens: (a) Borrower fails to make any payment hereunder when due; and/or (b) An Uncured Default occurs and is continuing or is existing under the Credit Agreement.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, without notice, and then Borrower will immediately pay that amount. Upon Borrower’s failure to pay all amounts declared due pursuant to this section, Lender may (a) increase the variable interest rate on this Note to 10.25%, and (b) add any unpaid accrued interest to principal and such sum will bear interest therefrom until paid at the rate provided in this Note (including any increased rate). Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower also will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post judgment collection services, and further including the allocated cost of Lender’s in-house counsel. Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of San Diego County, the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on this Note and the check or preauthorized charge with which Borrower pays is later dishonored.

CREDIT AGREEMENT. This Note is subject to the provisions of that certain Credit Agreement dated April 12, 2000 and all amendments thereto and replacements thereof.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive any applicable stature of limitations, presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

JURY TRIAL WAIVER. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION

BASED UPON OR ARISING OUT OF THIS NOTE OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

Synbiotics Corporation, a California corporation

By:	/S/ KEITH A. BUTLER